Exhibit 5.1

                    , 2007

New North Penn Bancorp, Inc.

216 Adams Avenue

Scranton, PA 18503

Ladies and Gentlemen:

We have acted as counsel to New North Penn Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 1,454,750 shares of common stock, $0.10 par value per share, of the Company (the “Shares”) pursuant to a registration statement on Form SB-2 (the “Registration Statement”) initially filed with the Securities and Exchange Commission on                     , 2007.

We have reviewed the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion is limited solely to the Pennsylvania Business Corporation Law, including applicable provisions of the Pennsylvania Constitution and the reported judicial decisions interpreting such law.

For purposes of this opinion, we have assumed that, prior to the issuance of any shares, the Registration Statement, as finally amended, will have become effective under the Act.

Based upon and subject to the foregoing, it is our opinion that upon the due adoption by the Board of Directors of the Company (or authorized committee thereof) of a resolution fixing the number of Shares to be sold, the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to North Penn Mutual Holding Company’s Application on Form AC filed with the Office of Thrift Supervision (the “OTS Application”), and to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus which is part of the Registration Statement as such may be amended or supplemented, or incorporated by reference in any

New North Penn Bancorp, Inc.

                    , 2007

Registration Statement covering additional shares of Common Stock to be issued or sold under the Plan of Conversion that is filed pursuant to Rule 462(b) of the Act, and to the reference to our firm in the OTS Application. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

MULDOON MURPHY & AGUGGIA LLP